Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 4, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2026 Second Quarter Results
•Sales of $530 million increased 10 percent on both a reported and organic basis
•Operating income of $53 million and adjusted operating income of $56 million, up 66 percent and 68 percent, respectively
•Earnings per diluted share (EPS) of $0.44 and adjusted EPS of $0.47, up 92 percent and 89 percent, respectively
•Company raises sales and adjusted EPS annual Outlook

PITTSBURGH, (February 4, 2026) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2026 second quarter ended December 31, 2025.
“We are pleased with our second quarter results, which exceeded the high end of our sales and adjusted EPS Outlook, driven by volume in the quarter, largely from buy-ahead in response to the tungsten pricing environment and modest improvement in certain end markets,” said Sanjay Chowbey, President and CEO.
Chowbey added: “Looking ahead, we remain focused on driving above market growth, improving our cost structure and shaping a smarter portfolio to deliver long-term value for shareholders.”

Fiscal 2026 Second Quarter Financial Highlights
Sales of $530 million increased 10 percent from $482 million in the prior year quarter, reflecting organic sales growth of 10 percent and a favorable currency exchange effect of 1 percent, partially offset by a divestiture effect of 1 percent.
Operating income was $53 million, or 9.9 percent margin, compared to $32 million, or 6.6 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of pricing compared to raw material costs of approximately $17 million within the Infrastructure segment, pricing and tariff surcharges within the Metal Cutting segment, higher sales and production volumes in the Metal Cutting segment and incremental year-over-year restructuring savings of approximately $8 million. These factors were partially offset by higher compensation costs, tariffs and general inflation, a prior year benefit from insurance proceeds of approximately $3 million that did not repeat in the current year and an increase in incremental restructuring and related charges of approximately $2 million. Adjusted operating income was $56 million, or 10.5 percent margin, in the current quarter, compared to $33 million, or 6.9 percent margin, in the prior year quarter.

Year-to-date net cash flow from operating activities was $73 million compared to $101 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes including an increase in inventory, partially offset by higher net income in the current year period. Year-to-date free operating cash flow (FOCF) was $38 million compared to $57 million in the prior year period. The decrease in FOCF was driven primarily by working capital changes including an increase in inventory, partially offset by higher net income and lower net capital expenditures in the current year period.

Outlook
The Company’s expectations for the third quarter of fiscal 2026 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $545 - $565 million
•Adjusted EPS is expected to be $0.50 - $0.60
Annual Outlook:
•Sales expected to be $2.190 - $2.250 billion
•Adjusted EPS is expected to be $2.05 - $2.45
•Free operating cash flow of approximately 60 percent of adjusted net income
•Capital spending expected to be approximately $90 million

The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $331 million increased 11 percent from $298 million in the prior year quarter, reflecting organic sales growth of 9 percent and a favorable currency exchange effect of 2 percent. Operating income was $30 million, or 9.0 percent margin, compared to $17 million, or 5.6 percent margin, in the prior year quarter. The increase in operating income was driven by pricing and tariff surcharges, higher sales and production volumes and incremental year-over-year restructuring savings of approximately $6 million. These factors were partially offset by higher compensation costs and tariffs and general inflation. Adjusted operating income was $32 million, or 9.6 percent margin, in the current quarter, compared to $18 million, or 6.0 percent margin, in the prior year quarter.
Infrastructure sales of $198 million increased 8 percent from $184 million in the prior year quarter, reflecting organic sales growth of 11 percent and a favorable currency exchange effect of 1 percent, partially offset by a divestiture effect of 4 percent. Operating income was $23 million, or 11.8 percent margin, compared to $16 million, or 8.5 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of pricing compared to raw material costs of approximately $17 million, and incremental year-over-year restructuring savings of approximately $2 million. These factors were partially offset by higher compensation costs, a prior year benefit from insurance proceeds of approximately $3 million that did not repeat in the current year, and general inflation. Adjusted operating income was $24 million, or 12.3 percent margin, in the current quarter, compared to $16 million, or 8.6 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 24, 2026 to shareholders of record as of the close of business on February 10, 2026.

Conference Call and Webcast
The Company will host a conference call to discuss its second quarter fiscal 2026 results on Wednesday, February 4, 2026 at 9:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted EPS, FOCF, and capital expenditures for the third quarter and full year of fiscal 2026 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2025. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Sales	$529,525	$482,051	$1,027,499	$963,999
Cost of goods sold	355,656	337,021	699,080	667,960
Gross profit	173,869	145,030	328,419	296,039
Operating expense	116,302	109,308	229,330	220,962
Restructuring and other charges, net	2,528	1,335	4,117	1,946
Amortization of intangibles	2,378	2,720	4,751	5,438
Operating income	52,661	31,667	90,221	67,693
Interest expense	6,089	6,180	12,275	12,493
Other income, net	(2,097)	(1,477)	(4,418)	(3,136)
Income before income taxes	48,669	26,964	82,364	58,336
Provision for income taxes	13,472	7,927	22,535	15,833
Net income	35,197	19,037	59,829	42,503
Less: Net income attributable to noncontrolling interests	1,312	1,109	2,646	2,452
Net income attributable to Kennametal	$33,885	$17,928	$57,183	$40,051
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.44	$0.23	$0.75	$0.51
Diluted earnings per share	$0.44	$0.23	$0.74	$0.51
Basic weighted average shares outstanding	76,194	77,724	76,161	77,896
Diluted weighted average shares outstanding	77,083	78,379	76,919	78,495

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2025	June 30, 2025
ASSETS
Cash and cash equivalents	$129,318	$140,540
Accounts receivable, net	288,205	295,401
Inventories	621,920	538,237
Other current assets	81,835	65,092
Total current assets	1,121,278	1,039,270
Property, plant and equipment, net	881,308	919,914
Goodwill and other intangible assets, net	345,518	349,935
Other assets	247,452	236,293
Total assets	$2,595,556	$2,545,412
LIABILITIES
Revolving and other lines of credit and notes payable	$1,430	$977
Accounts payable	220,410	195,929
Other current liabilities	217,510	225,423
Total current liabilities	439,350	422,329
Long-term debt	597,192	596,788
Other liabilities	201,357	201,647
Total liabilities	1,237,899	1,220,764
KENNAMETAL SHAREHOLDERS’ EQUITY	1,315,037	1,283,979
NONCONTROLLING INTERESTS	42,620	40,669
Total liabilities and equity	$2,595,556	$2,545,412

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Six Months Ended December 31,
(in thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$59,829	$42,503
Adjustments to reconcile to cash from operations:
Depreciation	64,662	62,130
Amortization	4,751	5,438
Stock-based compensation expense	16,952	13,375
Restructuring and other charges, net	4,117	1,946
Deferred income taxes	(1,768)	(1,903)
Gain on insurance recoveries	—	(7,500)
Other	1,305	2,666
Changes in certain assets and liabilities:
Accounts receivable	7,839	43,167
Inventories	(84,080)	(30,695)
Accounts payable and accrued liabilities	14,665	(27,214)
Accrued income taxes	2,225	606
Accrued pension and postretirement benefits	(374)	(2,445)
Other	(17,517)	(1,174)
Net cash flow provided by operating activities	72,606	100,900
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(35,692)	(43,967)
Disposals of property, plant and equipment	1,569	405
Proceeds from insurance recoveries	—	7,193
Other	336	(222)
Net cash flow used in investing activities	(33,787)	(36,591)
FINANCING ACTIVITIES
Net increase in notes payable	421	—
Purchase of capital stock	(10,068)	(30,062)
The effect of employee benefit and stock plans and dividend reinvestment	(7,724)	(6,240)
Cash dividends paid to Shareholders	(30,364)	(31,148)
Other	(1,853)	(599)
Net cash flow used in financing activities	(49,588)	(68,049)
Effect of exchange rate changes on cash and cash equivalents	(453)	(3,080)
CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(11,222)	(6,820)
Cash and cash equivalents, beginning of period	140,540	127,971
Cash and cash equivalents, end of period	$129,318	$121,151

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Sales:
Metal Cutting	$331,059	$297,785	$641,684	$594,686
Infrastructure	198,466	184,266	385,815	369,313
Total sales	$529,525	$482,051	$1,027,499	$963,999
Sales By Geographic Region:
Americas	$265,168	$235,252	$512,763	$472,978
EMEA	156,276	145,494	309,561	291,428
Asia Pacific	108,081	101,305	205,175	199,593
Total sales	$529,525	$482,051	$1,027,499	$963,999
Operating income:
Metal Cutting	$29,758	$16,586	$51,322	$40,408
Infrastructure	23,402	15,612	40,042	28,347
Corporate (1)	(499)	(531)	(1,143)	(1,062)
Total operating income	$52,661	$31,667	$90,221	$67,693
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2025 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended December 31, 2024 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the third quarter and full fiscal year of 2026 have not been provided, including but not limited to: FOCF, adjusted net income and adjusted EPS. The most comparable GAAP financial measures are net cash flow from operating activities, net income attributable to Kennametal and EPS, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2025 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$529,525	$52,661	$33,885	$0.44
Reported operating margin		9.9%
Restructuring and related charges	—	3,057	2,533	0.03
Differences in projected annual tax rates	—	—	(163)	—
Adjusted results	$529,525	$55,718	$36,255	$0.47
Adjusted operating margin		10.5%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$331,059	$29,758	$198,466	$23,402
Reported operating margin		9.0%		11.8%
Restructuring and related charges	—	2,122	—	934
Adjusted results	$331,059	$31,880	$198,466	$24,336
Adjusted operating margin		9.6%		12.3%

THREE MONTHS ENDED DECEMBER 31, 2024 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$482,051	$31,667	$17,928	$0.23
Reported operating margin		6.6%
Restructuring and related charges	—	1,419	1,181	0.01
Differences in projected annual tax rates	—	—	530	0.01
Adjusted results	$482,051	$33,086	$19,639	$0.25
Adjusted operating margin		6.9%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$297,785	$16,586	$184,266	$15,612
Reported operating margin		5.6%		8.5%
Restructuring and related charges	—	1,202	—	217
Adjusted results	$297,785	$17,788	$184,266	$15,829
Adjusted operating margin		6.0%		8.6%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,
(in thousands)	2025	2024
Net cash flow provided by operating activities	$72,606	$100,900
Purchases of property, plant and equipment	(35,692)	(43,967)
Disposals of property, plant and equipment	1,569	405
Free operating cash flow	$38,483	$57,338

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended December 31, 2025	Metal Cutting	Infrastructure	Total
Organic sales growth	9%	11%	10%
Foreign currency exchange effect (3)	2	1	1
Business days effect (4)	—	—	—
Divestiture effect (5)	—	(4)	(1)
Sales growth	11%	8%	10%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(5) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.